Exhibit 10.15

FIRST AMENDMENT

TO

SECOND AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

This First Amendment to Second Amended and Restated Loan and Security Agreement (this “Amendment”) is entered into this 30th day of April, 2021, by and between Silicon Valley Bank (“Bank”) and GROVE COLLABORATIVE, INC., a Delaware public benefit corporation (“Borrower”).

RECITALS

A. Bank and Borrower have entered into that certain Second Amended and Restated Loan and Security Agreement dated as of July 29, 2020 (as the same may from time to time be further amended, modified, supplemented or restated, the “Loan Agreement”).

B. Bank has extended credit to Borrower for the purposes permitted in the Loan Agreement.

C. Borrower has requested that Bank amend the Loan Agreement to make certain revisions to the Loan Agreement as more fully set forth herein.

D. Bank has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.

2. Amendments to Loan Agreement.

2.1 Section 2.2 (Revolving Line). Subsection (b)(i) of Section 2.2 is deleted in its entirety and replaced with the following:

“ (i) As part of the Revolving Line, Bank shall issue or has issued Letters of Credit denominated in Dollars or a Foreign Currency for Borrower’s account. The aggregate Dollar Equivalent amount utilized for the issuance of Letters of Credit shall at all times reduce the amount otherwise available for Advances under the Revolving Line. The aggregate Dollar Equivalent of the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed (A) Fifteen Million Dollars ($15,000,000) minus (i) the sum of all amounts used for Cash Management Services, and minus (ii) the FX Reduction Amount or (B) the lesser of the Revolving Line or the Borrowing Base, minus (i) the sum of all outstanding principal amounts of any Advances (including any amounts used for Cash Management Services) and minus (ii) the FX Reduction Amount.”

2.2 Section 2.2 (Revolving Line). New Subsections (d) and (e) are inserted following Section 2.2(c) as follows:

“ (d) Foreign Exchange Sublimit. As part of the Revolving Line, Borrower may enter into foreign exchange contracts with Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Contract”) on a specified date (the “Settlement Date”). FX Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date. The aggregate FX Reduction Amount at any one time may not exceed the lesser of (A) Fifteen Million Dollars ($15,000,000), minus (i) the sum of all amounts used for Cash Management Services, and minus (ii) the aggregate Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) or (B) the lesser of the Revolving Line or the Borrowing Base, minus (i) the sum of all outstanding principal amounts of any Advances (including any amounts used for Cash Management Services), and minus (ii) the aggregate Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve). The amount otherwise available for Credit Extensions under the Revolving Line shall be reduced by the FX Reduction Amount. Any amounts needed to fully reimburse Bank for any amounts not paid by Borrower in connection with FX Contracts will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.

(e) Cash Management Services Sublimit. Borrower may use the Revolving Line in an aggregate amount not to exceed the lesser of (A) Fifteen Million Dollars ($15,000,000), minus (i) the aggregate Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), and minus (ii) the FX Reduction Amount, or (B) the lesser of the Revolving Line or the Borrowing Base, minus (i) the sum of all outstanding principal amounts of any Advances, (ii) minus the aggregate Dollar Equivalent of the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), and minus (iii) the FX Reduction Amount for Bank’s cash management services, which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”). Any amounts Bank pays on behalf of Borrower for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.”

2.3 Section 2.4 (Overadvance). Section 2.4 is deleted in its entirety and replaced with the following:

“2.4 Overadvance. If, at any time, the sum of (a) the outstanding principal amount of any Advances (including any amounts used for Cash Management Services), plus (b) the face amount of any outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve), plus (c) the FX Reduction Amount, exceeds the lesser of either the Revolving Line or the Borrowing Base, Borrower shall immediately pay to Bank in cash the amount of such excess (such excess, the “Overadvance”). Without limiting Borrower’s obligation to repay Bank any Overadvance, in the event that Borrower does not repay any Overadvances within one (1) Business Day, Borrower agrees to pay Bank interest on the outstanding amount of such Overadvance, on demand, at a per annum rate equal to the rate that is otherwise applicable to Advances plus five percent (5.0%).”

2.4 Section 2.5 (Payment of Interest on the Credit Extensions). Subsection (a)(i) of Section 2.5 is deleted in its entirety and replaced with the following:

“(a) Interest Rate.

(i) Advances. Subject to Section 2.5(b), the outstanding principal amount of each Advance shall accrue interest at a floating per annum rate equal to the greater of (i) the Prime Rate, and (ii) three and one-quarter of one percent (3.25%). Interest shall be payable monthly in accordance with Section 2.5(d) below.”

2.5 Section 2.6 (Fees). Subsections (a) and (b) of Section 2.6 are deleted in their entirety and replaced with the following:

(a) Revolving Line Commitment Fee. A fully earned, non-refundable commitment fee in connection with the Revolving Line in the amount of Twenty Thousand Dollars ($20,000) on the First Amendment Effective Date; which, for the avoidance of doubt, is in addition to any commitment fee paid prior to the First Amendment Effective Date;

(b) Termination Fee. Upon termination of this Agreement or the termination of the Revolving Line, in each case, for any reason prior to the Revolving Line Maturity Date, in addition to the payment of any other amounts then-owing, a termination fee in an amount equal to one and one half of one percent (1.50%) of then applicable Revolving Line, provided that no termination fee shall be charged if the Revolving Line is replaced or refinanced with a new facility from Bank;”

2.6 Section 3.4 (Procedures for Borrowing). The first sentence of Subsection (a) of Section 3.4 is deleted in its entirety and replaced with the following:

“Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance (other than Advances under Sections 2.2(b) or 2.2(e)), Borrower (via an individual duly authorized by an Administrator) shall notify Bank (which notice shall be irrevocable) by electronic mail by 12:00 p.m. Pacific time on the Funding Date of the Advance.”

2.7 Section 5.2 (Collateral). The second paragraph of Section 5.2 is deleted in its entirety and replaced with the following:

“No Collateral valued in excess of Five Hundred Thousand Dollars ($500,000) (other than laptops and other portable electronic items) is in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate or as permitted pursuant to Section 7.2. None of the components of the Collateral valued in excess of Five Hundred Thousand Dollars ($500,000) (other than laptops and other portable electronic items) shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.”

2.8 Section 5.3 (Inventory). Section 5.3 is deleted in its entirety and replaced with the following:

“5.3 Inventory.

For any item of Inventory consisting of Eligible Inventory in any Borrowing Base Statement, such Inventory (i) consists of finished goods, in good, new, and salable condition and packaging or shipping materials, which is not perishable, returned, consigned, obsolete, not sellable, damaged, or defective, and is not comprised of demonstrative or custom inventory (provided, however, Borrower’s private label brand inventory shall not constitute custom inventory), works in progress, or supplies; (ii) meets all applicable governmental standards; (iii) has been manufactured in compliance with the Fair Labor Standards Act; (iv) is not subject to any Liens, except the first priority Liens granted or in favor of Bank under this Agreement or any of the other Loan Documents and Permitted Liens; (v) is located in the United States at the locations identified by Borrower in the Perfection Certificate where it maintains Inventory (or at any location permitted under Section 7.2, as updated from time to time in accordance with this Agreement), including, without limitation, Borrower’s warehouse premises located in Reno, Nevada, St. Peters, Missouri, and Harrisburg, Pennsylvania; (vi) is aged less than one hundred eighty (180) days from Borrower’s receipt of such Inventory; and (vii) is located at locations with respect to which Bank has received a fully-executed satisfactory landlord’s consent or bailee’s waiver, as applicable.”

2.9 Section 5.4 (Litigation). Section 5.4 is deleted in its entirety and replaced with the following:

“5.4 Litigation. Except as set forth in the Perfection Certificate dated on or around the Effective Date, there are no actions or proceedings pending or, to the knowledge of any Responsible Officer, threatened in writing by or against Borrower or any of its Subsidiaries that could reasonably be expected to involve more than, individually or in the aggregate, One Million Five Hundred Thousand Dollars ($1,500,000.00).”

2.10 Section 6.2 (Financial Statements, Reports). Subsection (i) of Section 6.2 is deleted in its entirety and replaced with the following:

“prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could reasonably be expected to result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, One Million Five Hundred Thousand Dollars ($1,500,000.00) or more (except as set forth in the Perfection Certificate dated on or around the Effective Date);”

2.11 Section 6.7 (Insurance). Subsection (b) of Section 6.7 is deleted in its entirety and replaced with the following:

“(b) Ensure that proceeds payable under any property policy are, at Bank’s option, payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Two Million Dollars ($2,000,000) in the aggregate per fiscal year for all losses under all casualty policies in any one (1) year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest (subject to Permitted Liens which may be superior by operation of law), and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations.”

2.12 Section 6.8 (Accounts). Subsections (a) of Section 6.8 are deleted in their entirety and replaced with the following:

“(a) Borrower, and any Subsidiary of Borrower shall maintain all of its operating accounts and excess cash with Bank or Bank’s Affiliates; provided, however, that Borrower may maintain its accounts with merchant processors (including, without limitation, PayPal, Stripe, and other similar processors) (“Merchant Processing Accounts”) so long as Borrower transfers all the funds which are in excess of One Hundred Thousand Dollars ($100,000) in any such account or Three Hundred Thousand Dollars ($300,000) in the aggregate in an all such accounts to the Cash Collateral Account within five (5) Business Days of any such account exceeding One Hundred Thousand Dollars ($100,000) individually or such accounts exceeding Three Hundred Thousand Dollars ($300,000) in the aggregate.”

2.13 Section 6.9 (Financial Covenants). Section 6.9 is deleted in its entirety and replaced with the following:

“6.9 Financial Covenants. Maintain the following financial covenant, subject to periodic reporting, on a consolidated basis with respect to Borrower and its Subsidiaries:

(a) Minimum Liquidity. Borrower shall maintain (i) at all times prior to the occurrence of the Performance Milestone, to be tested on the last day of each month, Liquidity of not less than Forty-Five Million Dollars ($45,000,000) and (ii) upon the occurrence of the Performance Milestone and at all times thereafter, to be tested on the last day of each month, Liquidity of not less than Fifty Million Dollars ($50,000,000).

Notwithstanding the foregoing, upon the request of Borrower to implement a new financial covenant structure, Bank agrees to evaluate such request in its good faith business discretion.”

2.14 Section 7.1 (Dispositions). Clause (g) of Section 7.1 is deleted in its entirety and replaced with the following:

“(g) of other property with an aggregate value not to exceed Five Hundred Thousand Dollars ($500,000) in any twelve (12) month period.”

2.15 Section 7.2 (Changes in Business, Management, Control, or Business Locations). The second paragraph of Section 7.2 is deleted in its entirety and replaced with the following:

“Borrower shall not, without at least fifteen (15) days prior written notice to Bank: (A) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Five Hundred Thousand Dollars ($500,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Five Hundred Thousand Dollars ($500,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (B) change its jurisdiction of organization, (C) change its organizational structure or type, (D) change its legal name, or (E) change any organizational number (if any) assigned by its jurisdiction of organization. If Borrower intends to add any new offices or business locations, including warehouses, containing in excess of One Million Dollars ($1,000,000) of Borrower’s assets or property, then Borrower will first receive the written consent of Bank, and the landlord of any such new offices or business locations, including warehouses, shall execute and deliver a landlord consent in form and substance satisfactory to Bank. If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of One Million Dollars ($1,000,000) to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of Bank, and such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to Bank.”

2.16 Section 7.7 (Distributions; Investments). Clause (a)(iii) of Section 7.7 is deleted in its entirety and replaced with the following:

“(iii) Borrower may repurchase the stock of former employees, directors or consultants (including by the cancellation of indebtedness owed by such former Persons) pursuant to stock repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided that the aggregate amount of all such repurchases does not exceed Two Hundred Fifty Thousand Dollars ($250,000) per fiscal year;”

2.17 Section 8.3 (Investor Abandonment; Lien Priority). Section 8.3 is deleted in its entirety and replaced with the following:

“8.3 Material Adverse Change. A Material Adverse Change occurs;”

2.18 Section 8.4 (Attachment; Levy; Restraint on Business). Clause (a)(i) of Section 8.4 is deleted in its entirety and replaced with the following:

“(i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) in excess of Five Hundred Thousand Dollars ($500,000), or”

2.19 Section 8.6 (Other Agreements). Clause (a) of Section 8.6 is deleted in its entirety and replaced with the following:

“(a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of Seven Hundred Fifty Thousand Dollars ($750,000); or”

2.20 Section 8.7 (Judgments; Penalties). Section 8.7 is deleted in its entirety and replaced with the following:

“8.7 Judgments; Penalties. One or more fines, penalties or final judgments, orders or decrees for the payment of money in an amount, individually or in the aggregate, of at least Seven Hundred Fifty Thousand Dollars ($750,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower by any Governmental Authority, and the same are not, within ten (10) days after the entry, assessment or issuance thereof, discharged, satisfied, or paid, or after execution thereof, stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the satisfaction, payment, discharge, stay, or bonding of such fine, penalty, judgment, order or decree);”

2.21 Section 8 (Events of Default). Section 8.10 is deleted in its entirety and replaced with the following:

“8.10 Mezzanine Loan Agreement. The occurrence of an Event of Default (as defined in the Mezzanine Loan Agreement) under the Mezzanine Loan Agreement.”

2.22 Section 13 (Definitions). The following terms and their respective definitions set forth in Section 13.1 are deleted in their entirety and replaced with the following:

“ “Advance Rate” is sixty-five percent (65%); provided, however, that Bank has the right to decrease the Advance Rate in its good faith business judgment to mitigate the impact of events, conditions, contingencies, or risks which may adversely affect the Collateral or its value or in the event that the percentage assigned to the net orderly liquidation value of the Eligible Inventory is less than the Advance Rate, provided that prior to an Event of Default, Bank shall endeavor to provide Borrower with notice of any such changes; provided further than any failure to so notify shall not be deemed a breach of this Agreement. Net orderly liquidation value shall be determined by a third party inventory appraiser, as chosen by Bank, and shall be reset after each inventory appraisal.”

“ “Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the aggregate Dollar Equivalent amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserve, minus (c) the FX Reduction Amount, minus (d) any amounts used for Cash Management Services, and minus (e) the outstanding principal balance of any Advances.”

“ “Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by Bank or any Bank Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”) and shall include, without limitation, any Letters of Credit issued pursuant to Section 2.2(b), FX Contracts pursuant to Section 2.2(d), and Cash Management Services pursuant to Section 2.2(e).”

“ “Credit Extension” is any Advance, any Growth Capital Advance, any Letter of Credit, FX Contract, amount utilized for Cash Management Services, any Overadvance, or any other extension of credit by Bank for Borrower’s benefit under this Agreement.”

“ “Current Liabilities” are (a) all obligations and liabilities of Borrower to Bank, plus, (b) without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year, including all of Borrower’s liabilities identified as current liabilities in the Monthly Financial Statements, in each case excluding (i) Borrower’s obligations for any principal, interest, fees, expenses and other amounts arising under the Mezzanine Loan Agreement and (ii) ASC 842 lease liabilities and obligations.”

“ “Financial Statement Repository” is C4344e@svb.com or such other means of collecting information approved and designated by Bank and each Lender after providing notice thereof to Borrower from time to time.”

“ “FX Contract” is defined in Section 2.2(d).”

“ “Loan Documents” are, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Warrant, the IP Agreement, the Subordination Agreement, any Bank Services Agreement, any subordination agreement, any note, or notes or guaranties executed by Borrower or any guarantor, and any other present or future agreement by Borrower and/or any guarantor with or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.”

“ “Revolving Line” is (i) from the First Amendment Effective Date until the occurrence of the Performance Milestone, an aggregate principal amount equal to Twenty-Five Million Dollars ($25,000,000) and (ii) upon the occurrence of the Performance Milestone and thereafter, an aggregate principal amount equal to Thirty Million Dollars ($30,000,000).”

“ “Revolving Line Maturity Date” is March 31, 2023.”

2.23 Section 13 (Definitions). The following new defined terms are hereby inserted alphabetically in Section 13.1:

“ “Cash Management Services” is defined in Section 2.2(e).”

“ “Contribution Profit” is, as determined by Bank in its reasonable discretion, Borrower’s net revenue minus product costs minus variable order costs (including, without limitation, all costs incurred in operating and staffing Borrower’s fulfillment centers, including costs attributable to receiving, inspecting and warehousing inventories, picking, packaging and preparing customer orders for shipment, shipping and handling expenses, packaging materials costs and payment processing and related transaction costs, but excluding, for the avoidance of doubt, facility and building operating costs and expenses and general overhead costs and expenses).”

“ “First Amendment Effective Date” is April 30, 2021.”

“ “FX Reduction Amount” means, with respect to a given FX Contract, the notional amount thereof multiplied by the currency exchange risk factor for the currencies involved in the FX Contract, multiplied by the current foreign exchange spot rates, in each instance as determined and calculated by Bank in its commercially reasonable discretion.”

“ “Liquidity” is, at any time, the sum of (a) the aggregate amount of unrestricted and unencumbered cash and Cash Equivalents held at such time by Borrower in Deposit Accounts or Securities Accounts maintained with Bank and/or its Affiliates (including amounts in the Cash Collateral Account), and (b) the Availability Amount.”

“ “Mezzanine Loan Agreement” is that certain Mezzanine Loan and Security Agreement by and among Bank, as a lender and in its capacity as administrative agent and collateral agent, HERCULES CAPITAL, INC., a Maryland corporation, as a lender, and Borrower dated as of the First Amendment Effective Date, as the same may be amended, restated, supplemented or otherwise modified from time to time.”

“ “Performance Milestone” means delivery by Borrower to Bank, on or prior to April 30, 2022, (i) of evidence satisfactory to Bank on Bank’s sole and absolute discretion, that Borrower has achieved Contribution Profit of at least One Hundred Ten Million Dollars ($110,000,000.00) on a trailing twelve-month basis as of a month ending on or prior to February 28, 2022 and (ii) Borrower’s irrevocable notice of intention to increase the Revolving Line in accordance with this Agreement.”

“ “Settlement Date” is defined in Section 2.2(d).”

“ “Subordination Agreement” is that certain Intercreditor and Subordination Agreement by and among SVB (as defined in the Mezzanine Loan Agreement), and the Lenders (as defined in the Mezzanine Loan Agreement) dated as of the First Amendment Effective Date (as from time to time be amended, modified, supplemented and/or restated).”

2.24 Section 13 (Definitions). The following defined terms set forth in Section 13.1 are deleted in their entirety:

“ “Purchase Date” is, with respect to specific Inventory, the date on which a purchase order for such Inventory is confirmed received and deliverable to Borrower by the supplier of Borrower.”

“ “TriplePoint” means TRIPLEPOINT VENTURE GROWTH BDC CORP., a Maryland corporation.”

“ “TriplePoint Indebtedness” is Indebtedness in the principal amount not to exceed Fifty Five Million Dollars ($55,000,000) under the TriplePoint Loan Documents.”

“ “TriplePoint Loan Documents” means that certain Plain English Growth Capital Loan and Security Agreement dated as of April 2, 2018 between Borrower and TriplePoint, and any other agreement, document, promissory note, financing statement, or instrument executed by Borrower in favor of TriplePoint pursuant to or in connection with the TriplePoint Indebtedness, as the same may from time to time be amended, modified, supplemented, extended, renewed, restated or replaced.”

“ “TriplePoint Subordination Agreement” is that certain Subordination Agreement by and between Bank and TriplePoint dated as of April 2, 2018, and that certain Amended and Restated Subordination Agreement by and between Bank and TriplePoint dated as of May 22, 2019, each as amended, affirmed and/or restated from time to time.”

2.25 Section 13 (Definitions). Clauses (g) through (i) of the definition of “Permitted Indebtedness” are deleted in their entirety and replaced with the following:

“(g) Borrower’s credit cards maintained with third parties in the ordinary course of Borrower’s business, provided that the aggregate credit limits available thereunder do not exceed One Million Five Hundred Thousand Dollars ($1,500,000) at any time;

“(h) other Indebtedness not otherwise enumerated herein not to exceed Three Hundred Thousand Dollars ($300,000) at any time;”

(i) Borrower’s Indebtedness under the Mezzanine Loan Agreement and the other Loan Documents (as defined in the Mezzanine Loan Agreement); and”

2.26 Section 13 (Definitions). Clauses (j) and (k) of the definition of “Permitted Investments” is deleted in its entirety and replaced with the following:

“(j) Investments in joint ventures or strategic alliances in the ordinary course of Borrower’s business, provided that any cash investments by Borrower do not exceed Five Hundred Thousand Dollars ($500,000) in the aggregate in any fiscal year;

(k) [reserved]; and”

2.27 Section 13 (Definitions). Clause (j) of the definition of “Permitted Liens” is deleted in its entirety and replaced with the following:

“(j) Liens arising under the Mezzanine Loan Agreement and the other Loan Documents (as defined in the Mezzanine Loan Agreement).”

2.28 Exhibit B (Compliance Certificate). The Compliance Certificate appearing as Exhibit B to the Loan Agreement is deleted in its entirety and replaced with the Compliance Certificate attached as Schedule 1 attached hereto.

3. Limitation of Amendments.

3.1 The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which Bank may now have or may have in the future under or in connection with any Loan Document.

3.2 This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

4. Representations and Warranties. To induce Bank to enter into this Amendment, Borrower hereby represents and warrants to Bank as follows:

4.1 Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they are true and correct as of such date), and (b) no Event of Default has occurred and is continuing;

4.2 Borrower has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;

4.3 The organizational documents of Borrower delivered to Bank on or around the First Amendment Effective Date remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;

4.4 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;

4.5 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting Borrower, (b) any contractual restriction with a Person binding on Borrower, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on Borrower, or (d) the organizational documents of Borrower, or applicable consents or waivers have been obtained;

4.6 The execution and delivery by Borrower of this Amendment and the performance by Borrower of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on Borrower, except as already has been obtained or made; and

4.7 This Amendment has been duly executed and delivered by Borrower and is the binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.

5. Ratification of Intellectual Property Security Agreement. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and conditions of a certain Intellectual Property Security Agreement dated as of December 1, 2016 between Borrower and Bank, as the same may have been amended, modified, supplement or restated from time to time, including, without limitation, by that certain First Supplement to Intellectual Property Security Agreement dated as of the date of this Amendment (the “First Supplement to IPSA”). and acknowledges, confirms and agrees that said Intellectual Property Security Agreement (a) contains an accurate and complete listing of all Intellectual Property Collateral (as defined therein) and (b) shall remain in full force and effect.

6. Ratification of Perfection Certificate. Borrower hereby ratifies, confirms and reaffirms, all and singular, the terms and disclosures contained in a certain Perfection Certificate dated as of First Amendment Effective Date, and acknowledges, confirms and agrees that the disclosures and information Borrower provided to Bank in such Perfection Certificate have not changed, as of the date hereof.

7. Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.

8. Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Each party hereto may execute this Amendment by electronic means and recognizes and accepts the use of electronic signatures and records by any other party hereto in connection with the execution and storage hereof.

9. Effectiveness. As a condition precedent to the effectiveness of this Amendment, Bank shall have received the following documents prior to or concurrently with this Amendment, each in form and substance reasonably satisfactory to Bank:

9.1 This Amendment and the First Supplement to IPSA duly executed on behalf of Borrower;

9.2 A secretary’s certificate of Borrower with respect to Borrower’s Operating Documents, incumbency, specimen signatures and resolutions authorizing the execution and delivery of this Amendment and the other Loan Documents to which it is a party;

9.3 Duly executed signatures to the completed Borrowing Resolutions for Borrower;

9.4 The duly executed Mezzanine Loan Agreement and satisfaction of all conditions precedent to the effectiveness thereof therein;

9.5 The duly executed Subordination Agreement;

9.6 Long-form good standing certificates of Borrower certified by the Secretary of State of Delaware and each other jurisdiction in which Borrower is qualified to conduct business, each as of a date no earlier than thirty (30) days prior to the date hereof;

9.7 Certified copies, dated as of a recent date, of financing statement and other lien searches of Borrower, which shall be obtained by Bank, accompanied by written evidence (including any Uniform Commercial Code termination statements) that the Liens revealed in any such searched either (i) will be terminated prior to or in connection with this Amendment, or (ii) will constitute Permitted Liens;

9.8 duly executed signature to a payoff letter from TRIPLEPOINT VENTURE GROWTH BDC CORP.;

9.9 evidence that (i) the Liens securing Indebtedness owed by Borrower to TRIPLEPOINT VENTURE GROWTH BDC CORP. will be terminated and (ii) the documents and/or filings evidencing the perfection of such Liens, including without limitation any financing statements and/or control agreements, have or will, concurrently with the initial Credit Extension, be terminated;

9.10 payment in full of the Growth Capital Advances and accrued interest and fees in connection therewith;

9.11 Borrower’s payment of (i) the Deferred Final Payment in the amount of Forty-Eight Thousand Eighty-Nine and 68/100 Dollars ($48,089.68); (ii) the Final Payment of One Hundred Ninety-Five Thousand Dollars ($195,000); (iii) the commitment fee due and payable in connection with this Agreement in the amount of Twenty Thousand Dollars ($20,000.00); and (iv) Bank’s legal fees and expenses incurred in connection with this Amendment (subject to the aggregate limit on such legal fees and expenses set forth in the Mezzanine Loan Agreement); and

9.12 such other documents as Bank may reasonably request to effectuate the terms of this Amendment.

10. Post-Closing Requirements. Within thirty (30) days after the date hereof (or in the case of clause (iii) below within sixty (60) days of the Effective Date), Borrower shall deliver or cause to be delivered to Bank, in form and substance satisfactory to Bank, (i) evidence that the insurance policies and endorsements required pursuant to Section 6.7 of the Loan Agreement are in full force and effect, (ii) written evidence (including a filed UCC termination statement) that the Liens of Venture Lending & Leasing VIII, Inc. on the assets of Darby Smart, Inc. acquired by Borrower have been terminated and released, (iii) duly executed landlord’s consents in favor of Bank for each of Borrower’s leased locations containing in excess of One Million Dollars ($1,000,000) of Borrower’s assets or property, by the respective landlord thereof, (iv) a duly executed termination letter for Borrower’s securities account with SVB Asset Management identified as Account Number 19-SV1474 containing the wet ink “pdf” signature of TRIPLEPOINT VENTURE GROWTH BDC CORP. Failure to comply with the foregoing requirements within the time period noted shall constitute an Event of Default for which no grace or cure period shall apply, and (v) a duly executed Control Agreement for Borrower’s securities account with SVB Asset Management identified as Account Number 19-SV1474.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

BANK		BORROWER

SILICON VALLEY BANK		GROVE COLLABORATIVE, INC.

By:	/s/ Jeff Sereno	By:	/s/ Servaes Tholen
Name:	Jeff Sereno	Name:	Servaes Tholen
Title:	Vice President	Title:	Chief Financial Officer

Schedule 1

EXHIBIT B

COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date: ____________
FROM:	GROVE COLLABORATIVE, INC.

Under the terms and conditions of the Second Amended and Restated Loan and Security Agreement between GROVE COLLABORATIVE, INC., a Delaware public benefit corporation (“Borrower”), and Bank (the “Agreement”), I certify on behalf of Borrower that Borrower is in complete compliance for the period ending with all required covenants except as noted below. Attached are the required documents evidencing such compliance, setting forth calculations prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnote and except, in each case applicable hereunder, with respect to unaudited financial statements, for the absence of footnotes and subject to year-end adjustments. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies
Monthly financial statements (consolidated and consolidating) with Compliance Statement; Key Performance Indicators	Monthly within 30 days	Yes No

Annual financial statement (CPA Audited)	FYE within 210 days	Yes No

10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No

A/R & A/P Agings and Inventory Reports	(a) monthly within 30 days during Streamline Period, and (b) no later than Friday of each week at all other times	Yes No

Borrowing Base Statements	(a) monthly within 30 days during Streamline Period, and (b) no later than Friday of each week at all other times	Yes No

Board-Approved Projections	Within the earlier to (i) occur 45 days of Borrower’s FYE and (ii) 45 days after approval by the Board, and within 7 days of Board approval of any amendment/updates	Yes No

Financial Covenant	Required	Actual	Complies
Maintain as indicated:

Minimum Liquidity (monthly)	(i) at all times prior to the occurrence of the Performance Milestone, $45,000,000 and (ii) upon the occurrence of the Performance Milestone and at all times thereafter, to be tested $50,000,000	$	Yes No

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower and Streamline Period

In the event of a conflict between this Schedule and the Agreement, the terms of the Agreement shall govern.

Dated: ____________________

I. Liquidity (Section 6.9(a))

Required: Borrower shall maintain (i) at all times prior to the occurrence of the Performance Milestone, to be tested on the last day of each month, Liquidity of not less than Forty-Five Million Dollars ($45,000,000) and (ii) upon the occurrence of the Performance Milestone and at all times thereafter, to be tested on the last day of each month, Liquidity of not less than Fifty Million Dollars ($50,000,000).

Actual:

A.	Aggregate amount of unrestricted and unencumbered cash and Cash Equivalents held at such time by Borrower in Deposit Accounts or Securities Accounts maintained with Bank and/or its Affiliates (including amounts in the Cash Collateral Account)	$_____

B.	Availability Amount	$_____

C.	Liquidity (line A plus line B)	$_____

Is line C equal to or greater than $_____?

______ No, not in compliance                                                                                                                           ______ Yes, in compliance

I. Streamline Period

(a) Modified Current Ratio >1.15 to 1.00; or (b) Liquidity > $55,000,000

Actual Modified Current Ratio:

A.	Aggregate amount of unrestricted and unencumbered cash and Cash Equivalents held at such time by Borrower in Deposit Accounts or Securities Accounts maintained with Bank and/or its Affiliates (including amounts in the Cash Collateral Account)	$______

B.	Aggregate amount of Borrower’s net accounts receivable	$______

C.	Quick Assets (line A plus line B)	$______

D.	Aggregate value of Inventory (valued at the lower of cost or wholesale fair market value)	$______

E.	Aggregate amount of all obligations and liabilities of Borrower to Bank (excluding Borrower’s obligations arising under the Mezzanine Loan Agreement)	$______

F.	Without duplication with line E, aggregate amount of Borrower’s obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, that mature within 1 year, including all of Borrower’s liabilities identified as current liabilities in the Monthly Financial Statements (excluding Borrower’s obligations arising under the Mezzanine Loan Agreement and excluding ASC 842 lease liabilities and obligations)	$______

G.	Current Liabilities (line E plus line F)	$______

H.	Aggregate value of all amounts received or invoiced by Borrower in advance of performance under contracts and not yet recognized as revenue	$______

I.	Modified Current Ratio (line C plus line D, divided by line G plus line H)	___:1.00

Actual Liquidity:

A.	Aggregate amount of unrestricted and unencumbered cash and Cash Equivalents held at such time by Borrower in Deposit Accounts or Securities Accounts maintained with Bank and/or its Affiliates (including amounts in the Cash Collateral Account)	$______

B.	Availability Amount	$______

C.	Liquidity (line A plus line B)	$______